Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM PROMOTES ALEX WEISS TO CHIEF FINANCIAL OFFICER

HOUSTON — June 9, 2014 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced the promotion of Alex Weiss to executive vice president and chief financial officer of the Company, effective July 30, 2014, the beginning of Mattress Firm’s third fiscal quarter. He will report to Mattress Firm’s president and chief executive officer and will oversee Accounting, Risk Management, Tax, Investor Relations and Financial Planning. Jim Black will continue to serve as executive vice president and chief financial officer until July 30, 2014, at which point he will transition into the role of senior corporate advisor to Mattress Firm through the end of the current fiscal year.

“Alex has established himself as a respected leader within our organization and has shown a deep knowledge of Mattress Firm’s operations and financial practices. I am confident that Alex is well prepared to assume greater responsibility in leading our finance organization as we prepare for our next phase of growth,” said Steve Stagner, Mattress Firm’s president and chief executive officer. “I would also like to thank Jim for his fourteen years of service as our chief financial officer. He has been an excellent partner for me over the years and has been instrumental in driving the growth of this company.  We are pleased that he will continue with us through January 2015 to ensure a smooth transition of his duties to Alex.”

Mr. Weiss joined Mattress Firm in 2013 and is currently serving as the senior vice president of finance. Prior to joining Mattress Firm in 2013, he held positions at Barclays Bank PLC and Lehman Brothers Inc., last serving as Vice President. He focused on a wide range of Investment Banking disciplines, including Mergers and Acquisitions, Debt and Equity Offerings, Strategic Analysis and Corporate Advisory, with an emphasis on the bedding sector. He graduated Phi Beta Kappa from Carnegie Mellon University with a B.S. in Business Administration and an additional major in Economics.

About Mattress Firm

Houston-based Mattress Firm (NASDAQ: MFRM) is a high growth specialty retailer, recognized as one of the nation’s leading specialty bedding companies, offering a broad selection of both traditional and specialty mattresses, bedding accessories and related products from leading manufacturers. With more than 1,500 company-operated and franchised stores across 36 states, Mattress Firm has the largest geographic footprint in the United States among multi-brand mattress specialty retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Relations Contact:  Kim Hardcastle, khardcastle@jacksonspalding.com, 404-214-0693